Exhibit 10.3

Execution Version

DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of January 4, 2019 (the “Effective Time”), by and among Agiliti, Inc., a Delaware corporation (the “Company”), and THL Agiliti LLC, a Delaware limited liability company (the “Shareholder”).

WHEREAS, the Company and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2018, by and among the Company, Federal Street Acquisition Corp., Umpire SPAC Merger Sub, Inc., Umpire Cash Merger Sub, Inc., Agiliti Holdco, Inc., solely for the purposes of Sections 1.6 and 9.12 thereof, Umpire Equity Merger Sub, Inc., IPC/UHS Co-Investment Partners, L.P., as a Majority Stockholder, and IPC/UHS, L.P., as a Majority Stockholder and the Stockholder Representative;

WHEREAS, after giving effect to the Transactions, the Shareholder owns shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”); and

WHEREAS, the Company desires to provide the Shareholder with certain director nomination rights;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

1.                                      Board Nomination Rights.

(a)                                 At the Effective Time, the board of directors of the Company (the “Board”) shall be comprised of eight members and Barry P. Schochet and Joshua M. Nelson shall be designated as Class I directors; Gary L. Gottlieb, Megan M. Preiner and Thomas J. Leonard shall be designated as Class II directors and John L. Workman, Michael A. Bell and Scott M. Sperling shall be designated as Class III directors.  Barry P. Schochet, Joshua M. Nelson, Gary L. Gottlieb, Megan M. Preiner, John L. Workman, Michael A. Bell and Scott M. Sperling shall be initial “Nominees” for purposes of this Agreement.

(b)                                 From the Effective Time until the date that the Shareholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the Common Stock then outstanding, at every meeting of the Board, or a committee thereof, or action by written consent, at or by which directors of the Company are appointed by the Board or are nominated to stand for election by stockholders of the Company, the Shareholder shall have the right to appoint or nominate for election to the Board, as applicable, a number of individuals (such persons, the “Nominees”) that, if elected, when compared to the authorized number of directors on the Board, is closest to but not less than proportional to the total number of shares of Common Stock over which the Shareholder retains direct or indirect voting control relative to the total number of shares of Common Stock then outstanding (which, for the avoidance of doubt, shall mean that the number of Nominees shall be rounded up to the next whole number); provided that the number of such Nominees may not constitute a majority of the members of the Board unless the Shareholder Beneficially Owns shares of Common Stock representing at least 50% of the Common Stock then outstanding.

“Beneficial Ownership” shall be determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. For the avoidance of doubt whenever Beneficial Ownership is calculated herein based upon Common Stock then outstanding, such Common Stock shall include shares of Common Stock that the Shareholder has a right to acquire within 60 days in accordance with Rule 13d-3. The term “Beneficially Own” shall have a correlative term.

(c)                                  In the event that any Nominee shall cease to serve for any reason, the Shareholder shall be entitled to designate such person’s successor in accordance with this Agreement and the Board shall promptly fill the vacancy with such successor Nominee; provided that the Shareholder would then be entitled to nominate such individual for election or appointment as a director pursuant to Section 1(b).

(d)                                 If a Nominee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reason is unavailable or unable to serve on the Board or is otherwise not elected or appointed to the Board, the Shareholder shall be entitled to designate promptly another Nominee and the director position for which the original Nominee was nominated shall not be filled pending such designation.

(e)                                  Upon any decrease in the number of directors that the Shareholder is entitled to designate for nomination to the Board pursuant to Section 1(b), the Shareholder shall take all actions within its power to cause the appropriate number of Nominees to offer to tender their resignations; provided that, notwithstanding the foregoing, no Nominee shall be required  to resign prior to the first annual meeting of stockholders of the Company following the date of this Agreement (the “First Annual Meeting”). If, as of the time of the mailing of the Company’s proxy statement setting forth the slate of nominees of the Board to stand for election by stockholders of the Company at the First Annual Meeting, the Shareholder would not be entitled to nominate a director according to Section 1(b), the Company shall be under no obligation to have the Nominee then serving as a Class I director to be included in the Board’s slate for election to the Board at the First Annual Meeting.

(f)                                   Following the Effective Time, if the Board thereafter increases the size of the Board to a number greater than eight, the Shareholder shall have the right to appoint or nominate for election to the Board, as applicable, such number of additional Nominees that, when taken together with its Nominees then serving as directors, is closest to but not less than proportional to the Shareholder’s Beneficial Ownership (which, for the avoidance of doubt, shall mean that the number of Nominees shall be rounded up to the next whole number in all cases); provided that the total number of Nominees may not constitute a majority of the members of the Board unless the Shareholder Beneficially Owns shares of Common Stock representing at least 50% of the Common Stock then outstanding.

(g)                                  The Company shall use its best efforts to maintain in effect at all times directors and officers indemnity insurance coverage reasonably satisfactory to the Shareholder and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated

Bylaws (each as may be further amended, supplemented or waived in accordance with its terms) shall at all times provide for indemnification, exculpation and advancement of expenses to the fullest extent permitted under applicable law.

2.                                      Company Obligations.

(a)                                 From the Effective Date until the date that the Shareholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the Common Stock then outstanding, the Company shall not, without the prior written consent of the Shareholder, take any action to alter, remove or amend the classification of the Board into three groups of directors with staggered three-year terms or to provide for any voting standard in the election of directors other than plurality voting.

(b)                                 The Company agrees to use its best efforts to ensure that prior to the date that the Shareholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the Common Stock then outstanding, (i) each Nominee is included in the Board’s slate of nominees to the stockholders for each election of directors; and (ii) each Nominee is included in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Board with respect to the election of members of the Board.

3.                                      Committees.  From and after the Effective Time until such time as the Shareholder ceases to Beneficially Own shares of Common Stock representing at least 5% of the Common Stock then outstanding, the Shareholder shall have the right to designate a number of members of each committee of the Board equal to the nearest whole number greater than the product obtained by multiplying (a) the percentage of the total voting power of the Common Stock then Beneficially Owned by the Shareholder and (b) the number of positions, including any vacancies, on the applicable committee; provided that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law or listing standards; provided further that such designees may not constitute a majority of the members of such committee unless the Shareholder Beneficially Owns shares of Common Stock representing at least 50% of the Common Stock then outstanding. Any additional members shall be determined by the Board.

4.                                      Amendment and Waiver.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and the Shareholder, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.                                      Benefit of Parties.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. Notwithstanding the foregoing, the Company may not assign any of its rights or obligations hereunder without the prior written consent of the Shareholder.  Nothing herein contained shall confer or is intended to confer on any third party or entity that is not a party to this Agreement any rights under this Agreement.

6.                                      Headings.  Headings are for ease of reference only and shall not form a part of this Agreement.

7.                                      Governing Law.  This Agreement shall be construed in accordance with and governed by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof.

8.                                      Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 15, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

9.                                      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

10.                               Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral among the parties with respect to the subject matter hereof.

11.                               Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original. This Agreement shall become effective when each party shall have received a counterpart hereof signed by each of the other parties. An executed copy or counterpart hereof delivered by facsimile shall be deemed an original instrument.

12.                               Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

13.                               Further Assurances.  Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

14.                               Specific Performance. Each of the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located in the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

15.                               Notices. All notices, requests and other communications to any party or to the Company shall be in writing (including telecopy or similar writing) and shall be given,

If to the Company:

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

Attention: General Counsel and Secretary

Facsimile: (952) 893-3200

If to any member of the Shareholder or any Nominee:

100 Federal Street, 35th Floor

Boston, Massachusetts 02110

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, IL  60654

Attention: Richard J. Campbell, P.C., Carol Anne Huff and Ana Sempertegui

Facsimile: (312) 862-2200

or to such other address or telecopier number as such party or the Company may hereafter specify for the purpose by notice to the other parties and the Company.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 15 during regular business hours.

16.                               Enforcement.  Each of the parties hereto covenant and agree that the disinterested members of the Board have the right to enforce, waive or take any other action with respect to this Agreement on behalf of the Company.

*       *       *       *       *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

AGILITI, INC.

By:	/s/ Thomas J. Leonard
	Name:	Thomas J. Leonard
	Title:	Chief Executive Officer

THL AGILITI LLC

By:	/s/ Charles P. Holden
	Name:	Charles P. Holden
	Title:	Authorized Signatory

[Director Nomination Agreement]